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StoneCastle Financial Corp.

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StoneCastle Financial Corp.

152 West 57th St., 35th Floor

New York, NY 10019

Transcript of Investor Conference Call

On December 10, 2019 at 5:00 pm, StoneCastle Financial Corp. (the “Company”) and ArrowMark Partners hosted a joint conference call for investors and other interested parties to provide an update on the Company. A transcript of that conference call is provided below.

Forward-Looking Statements

This communication, and all oral statements made regarding the subject matter of this communication, contain “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed transaction. Such forward-looking statements reflect current views with respect to future events and financial performance. Statements that include the words “should,” “would,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this material for within the meaning of the federal securities laws. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause results to differ materially from those projected in the forward-looking statements are the following: any delay or failure to consummate the proposed transaction; failure to obtain requisite stockholder approval for the proposals set forth in a Proxy Statement; the new investment adviser’s ability to manage StoneCastle Financial Corp.’s investment strategy as anticipated; the impact that any litigation may have on the parties or the transaction; risks related to the diversion of management’s attention from StoneCastle Financial Corp.’s ongoing business operations; and the impact of potential legislative, regulatory and competitive changes. Additional risk factors that may affect future results are contained in the StoneCastle Financial Corp.’s filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website http://www.sec.gov. Any forward-looking statements speak only as of the date of this communication. StoneCastle Financial Corp. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

In connection with the proposed transaction, StoneCastle Financial Corp. intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A (“Proxy Statement”) that will provide additional information about the proposed transaction. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, AMONG OTHER THINGS, ABOUT STONECASTLE FINANCIAL CORP., STONECASTLE ASSET MANAGEMENT, LLC, ARROWMARK PARTNERS, AND STONECASTLE-ARROWMARK ASSET MANAGEMENT LLC, AND THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT. Investors and stockholders may obtain these documents (and any other documents filed by the Company with the SEC) free of charge at the SEC’s website at http://www.sec.gov and from StoneCastle Financial Corp.’s website (www.stonecastle-financial.com). Investors and stockholders may also obtain free copies of the proxy statement (when it becomes available) and other documents filed with the SEC by StoneCastle Financial Corp. free of charge by contacting Julie Muraco, StoneCastle Financial Corp.’s Investor Relations contact, at 347-887-0324. Investors and stockholders are urged to read the Proxy Statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed new investment advisory agreement.

Participants in the Solicitation

StoneCastle Financial Corp., StoneCastle Asset Management, LLC, Arrowmark Partners, and StoneCastle- Arrowmark Asset Management LLC may be deemed to be participants in the anticipated solicitation of proxies from the Company’s stockholders in connection with the transaction. Information regarding StoneCastle Financial Corp.’s directors and executive officers is available in its definitive proxy statement for its 2019 annual meeting of stockholders filed with the SEC on April 23, 2019, and subsequent filings which the Company has made with the SEC. Information regarding StoneCastle Asset Management, LLC’s directors and officers is available on its Form ADV currently on file with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, which may be different than those of the Company’s stockholders generally, will be set forth in the Proxy Statement when and it becomes available and in other relevant materials to be filed with the SEC. These documents may be obtained free of charge from the sources indicated above.

StoneCastle Financial Corp.

ArrowMark Partners’ Agreement to Acquire StoneCastle Asset Management’s Bank Investment Platform

December 10, 2019

StoneCastle Financial Corp. – ArrowMark Partners’ Agreement to Acquire, December 10, 2019

C O R P O R A T E P A R T I C I P A N T S

Rachel Schatten, General Counsel and Chief Compliance Officer

Joshua Siegel, Chairman and Chief Executive Officer

Sanjai Bhonsle, Partner at ArrowMark and Head of Credit Strategy, ArrowMark Partners

Patrick Farrell, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Devin Ryan, JMP Securities

Christopher O’Connell, KBW

P R E S E N T A T I O N

Operator:

Welcome to StoneCastle Financial Corp. Investor Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. Please note, this conference is being recorded.

At this time, I would like to turn the call over to Rachel Schatten, General Counsel for StoneCastle Financial.

Rachel Schatten:

Good afternoon and thank you for joining us. On today’s call, we will discuss the proposed acquisition of the StoneCastle Asset Management Advisory Platform by ArrowMark Partners. Please note that the assets at StoneCastle Asset Management and certain other assets owned by StoneCastle Partners may be referred to as the SAM platform throughout the call. We will also refer to StoneCastle Financial Corp. as StoneCastle Financial, Bank, or the Company, and ArrowMark Colorado Holdings as ArrowMark.

Today’s conference call is being recorded, and an audio replay of the call will be available for 14 days. Replay information is included in a press release, issued yesterday, which is available on the Company’s website at www.stonecastle-financial.com. Also available is a link to today’s presentation and webcast on the Investor Relations section of StoneCastle Financial’s website, under Events & Presentations.

Please note that this call is the property of StoneCastle Financial. Any unauthorized rebroadcast of this call in any form is strictly prohibited.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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StoneCastle Financial Corp. – ArrowMark Partners’ Agreement to Acquire, December 10, 2019

At this time, I would like to refer you to the disclosure in StoneCastle Financial’s SEC disclosures about this transaction regarding forward-looking statements. Today’s conference call may also include forward-looking statements. We ask that you review StoneCastle Financial’s most recent SEC filing for important factors that could cause actual results and outcomes to differ materially from those dated herein. To obtain copies of StoneCastle Financial’s SEC filings, including the property statement relating to the proposed transaction, please visit StoneCastle Financial’s website or the SEC’s website at www.sec.gov.

When it becomes available, the proxy will contain important information about the transaction and the procedure for shareholder voting.

Speaking on today’s call will be Joshua Siegel, Chief Executive Officer of StoneCastle Financial, and Sanjai Bhonsle, partner of ArrowMark and Head of Credit Strategy. Also joining me in the room from StoneCastle Financial are George Shilowitz, President, and Pat Farrell, Chief Financial Officer.

Now I will turn the call over to Josh Siegel.

Joshua Siegel:

Thank you, Rachel. I would like to start the call by thanking all of you for joining us this afternoon on short notice. I also want to personally thank you for your ongoing support of StoneCastle Financial.

As described in the presentation on our website, and filed with the SEC, StoneCastle Partners has agreed to transfer its affiliated SAM platform to ArrowMark. We believe that the transaction will benefit the shareholders of StoneCastle Financial by expanding the scalability of the advisor, and thereby attract additional investable assets to create long-term shareholder value.

I would like to point out for clarification that the bank investment platform of the advisor is being transferred to ArrowMark and there is no acquisition or merger occurring with StoneCastle Financial.

ArrowMark is an asset management company with approximately $19 billion under management, and significant expertise investing in bank-related strategies. They are acquiring the SAM platform to maximize ArrowMark’s credit investment management business and expand their bank-related investment capabilities.

ArrowMark has formed StoneCastle-ArrowMark Asset Management to acquire the SAM platform, which we will refer to, going forward, as StoneCastle-ArrowMark. Approved by the Company’s shareholders, StoneCastle-ArrowMark will serve as the Company’s successor advisor.

We believe this proposed transaction will be beneficial to bank stockholders, and that it should enhance the capability through the advisor, expand asset origination capabilities, which should enable the combined platform to grow assets under management. Additionally, it should allow the Company to further diversify the portfolio and capture a broader range of investment opportunities.

This transaction will also enable StoneCastle Partners to focus exclusively on deploying more of its resources towards its rapidly-growing deposit-related financial technology business. It provides these products to its deposit customers and its nearly 1,000 community banks located throughout the country. Therefore, it is in StoneCastle Partners’ best interest to ensure that StoneCastle Financial continues to be a source of capital for its community bank relationships. As such, we are committed to seeing that StoneCastle-ArrowMark continues to manage StoneCastle Financial in a manner consistent with BANX’s current strategy.

StoneCastle Financial has worked with ArrowMark on past investments, and after careful consideration conducted through an organized process with multiple potential suitors, we decided that ArrowMark was the ideal investment management company into which the SAM platform should be integrated. We believe that the combination of the SAM platform with ArrowMark’s bank-related capabilities will create

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

StoneCastle Financial Corp. – ArrowMark Partners’ Agreement to Acquire, December 10, 2019

one of the leading investment platforms focused on bank-related strategies. As such, we believe that StoneCastle-ArrowMark is ideally equipped to scale the current investment strategy at BANX.

The continuity of StoneCastle Financial’s successful track record is our priority, one that is shared by the ArrowMark team. As a consequence, StoneCastle Partners has entered into a transition services agreement with StoneCastle-ArrowMark to facilitate the orderly combination of the SAM platform. In the presentation, you will find that Pat Farrell will continue to serve as StoneCastle Financial’s Chief Financial Officer, and Rachel Schatten will continue to serve as its General Counsel.

Sanjai Bhonsle will succeed me as the Chairman and CEO of the Company. I intend to remain involved with the Company throughout the transition, serving on the Board of Managers of the Advisor.

The terms of the proposed investment advisory agreement between BANX and StoneCastle-ArrowMark are materially the same as the existing agreement between SAM and the Company. Advisory fees will remain unchanged from the current investment advisor’s agreement.

In a proxy to be filed with the SEC, StoneCastle Financial will ask shareholders to vote to approve the StoneCastle-ArrowMark advisory agreement and approve the new slate of Directors of the Board, as required by law.

Finally, with respect to timing, we expect to file the definitive proxy statement in December and begin seeking shareholder approval in January.

I’d now like to turn the call over to Sanjai Bhonsle to speak to the transaction in more detail.

Sanjai Bhonsle:

Thank you, Josh. As Josh mentioned, ArrowMark is a diversified asset management company based in Denver, Colorado. We currently have approximately $19 billion of assets under management, and an $8 billion credit investment management business.

ArrowMark, which was founded in 2007, has 68 employees, and is a 100% privately-owned firm. Historically, we have focused on bank-related investments issued by larger financial institutions, and we are now excited to expand into the $3 trillion community banking industry through the acquisition of the SAM platform.

Bank-related assets require specialized knowledge, including a deep understanding of bank regulations, as well as maintaining relationships with banks and regulators. Through our acquisition and integration of SAM, we expect to be an industry-leading bank investment platform with a unique set of resources and capabilities. We believe that StoneCastle-ArrowMark will benefit from operational synergies with our existing 1940 Act funds business, as we currently manage $4.3 billion of open-ended mutual funds.

We will seek to prudently grow the size of the company and increase our assets under management, and believe that such growth will help to increase the liquidity of the stock in the secondary market. Additionally, our increased size should create operational efficiency with respect to BANX fixed cost expenses.

Importantly, we believe that StoneCastle Financial will immediately benefit from ArrowMark’s substantial size and access to proprietary investment opportunities. ArrowMark has a robust investment pipeline, and I can confirm that ArrowMark has earmarked approximately $30 million of bank-related investments in our pipeline for StoneCastle Financial subsequent to the approval of the transaction. I’ll refer to them as Pipeline Assets.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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StoneCastle Financial Corp. – ArrowMark Partners’ Agreement to Acquire, December 10, 2019

The Pipeline Assets are quite similar to the two alternative capital securities BANX acquired last quarter. In fact, ArrowMark helped to source these two deals for the Company, and we are considered one of the largest investors in this type of security.

Over the past decade, ArrowMark has invested more than $2.5 billion into the bank-related transactions, producing favorable risk-adjusted returns for investors. Within the presentation filed with the SEC, you will see a cash flow illustration of ArrowMark’s expected value-add to the BANX portfolio. The illustration highlights how the pipeline assets can expect to generate additional investment income and be accretive to the Company’s net investment income.

If these types of assets are successfully acquired, assuming StoneCastle-ArrowMark becomes the investment manager of the Company, in collaboration with the existing BANX Management team, our collective intent is to rotate out of certain lower-yielding assets held by BANX in order to fund the purchase of higher-yielding Pipeline Assets. As a result of starting these securities, BANX would accelerate and recognize certain income.

Regarding our views on dividend policy, Management expects that BANX will distribute a special cash dividend of $0.10 per share at a date to be determined upon the close of the transaction. Also as a result of the investment pipeline, Management anticipates BANX regular cash dividend could be increased in 2020. We expect to complete the purchase of a majority of the Pipeline Assets within the first half of 2020 to support Management’s view on future dividend expectations I have just outlined.

In addition, I would like to point out that neither the Company nor shareholders will bear any expenses related to ArrowMark’s acquisition of the SAM platform. As Josh mentioned, it is our priority to continue the strategy and success of StoneCastle Financial, utilizing all resources available to us, including certain members of the current team.

The Company’s Board approved a transition services agreement covering terms and conditions of the transfer, with continued involvement of Josh, Pat and Rachel, among others. Additionally, it is proposed that Emil Henry will continue to serve as the Lead Independent Director of StoneCastle Financial, and Alan Ginsberg will continue as an Independent Director.

Both Emil and Alan have been on the Board since StoneCastle Financial’s IPO in 2013. Josh and I are pleased to learn that both Directors wish to remain on the Board.

To comply with the 1940 Act and enhance the governance of the Company, the Board of StoneCastle Financial approved that the number of Independent Directors be increased, such that six out of eight Directors will be non-interested persons. I will serve as one of the two interested Directors, and as Chairman of the Board of StoneCastle Financial.

I’ll now turn it back to Josh for some concluding remarks.

Joshua Siegel:

Thank you, Sanjai. We expect to file the definitive joint proxy statement in December, and anticipate closing the transaction by February 2020, following all customary shareholder and regulatory approvals. The timing of the transaction is, of course, subject to successful shareholder approval, and the satisfaction of the closing conditions set forth in the transaction agreement.

As you’ve come to expect from us, we will continue to communicate regularly with our shareholders throughout this process, and remain focused on capital preservation and delivering long-term stable returns for our investors.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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StoneCastle Financial Corp. – ArrowMark Partners’ Agreement to Acquire, December 10, 2019

To conclude our remarks, we hope you now have a better sense of our rationale and logic behind the combination of the SAM platform and ArrowMark. As always, our primary mission is to drive long-term shareholder value.

On behalf of StoneCastle Financial, StoneCastle Partners and ArrowMark, we wish to thank everyone on the phone for joining us today. We appreciate your continued trust, and look forward to delivering on this exciting opportunity.

Before we open up the call for questions, I would like to remind everyone that legal counsel advisors are to limit our answers to the information contained in the public disclosures.

Now, Operator, I would like to open up the call for questions.

Operator:

Thank you. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Our first question is from Devin Ryan with JMP Securities. Please proceed.

Devin Ryan:

Great. Good evening, guys, and congratulations on the transaction.

Joshua Siegel:

Thanks. How are you doing?

Devin Ryan:

Doing well. I guess just a couple for me; I guess if we’re just thinking longer-term around this combination, and the portfolio hopefully grows and there’s an acceleration around that, post-closing, how are you guys thinking about the mix of assets? What does that look like over time with the combination? Sanjai, I’m not sure if you have any targets around what you would like it to look like, or is it really going to just be more opportunistic around what’s in front of you in terms of the pipeline?

Sanjai Bhonsle:

Sure. Thank you, Devin, and nice to meet you, hope to have these calls with you on a regular basis. As you might have garnered from the initial talking points, we’re bringing two complementary firms together: one that has expertise in the community banking space, that would be StoneCastle; and then you look at ArrowMark, that has an expertise on the larger bank side.

Today, if you look at the portfolio, it’s a portfolio that consistently delivers risk-adjusted returns, and has a philosophy also that it shares closely with ArrowMark, which is capital preservation and a very disciplined investment policy. Again, something, a trait that ArrowMark shares. A long-winded way of basically saying that we are not going to pivot or materially change its portfolio. If we get an opportunity to look at some fairly decent investment ideas in the community banking space, you will see those investment ideas get into the portfolio.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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StoneCastle Financial Corp. – ArrowMark Partners’ Agreement to Acquire, December 10, 2019

However, we do also bring this unique capability in the alternative capital or the regulatory capital space as one of the largest investors in that space. Just as an FYI, we have some investors close to $2.5 billion in that strategy.

Also, you’ve probably heard Josh speak on the last conference call where we assisted StoneCastle in purchasing two of these assets. It made sense at that point, because StoneCastle was not seeing any meaningful investment ideas in the community banking space.

We’ll be opportunistic; you will see regulatory capital investments get into the portfolio, but please, you should not expect a meaningful pivot in the strategy of the fund.

Joshua Siegel:

Or probably should say the Company.

Devin Ryan:

Got it. Thanks, Sanjai. Then just following up, to credit, StoneCastle’s been phenomenal, and I know, Josh and your team, you guys have always prided yourselves on credit quality and kind of diversification of the portfolio, and you have this proprietary technology around sourcing and tracking investments. I’m curious how ArrowMark’s process around credit risk management—is it different at all, or just even giving us some perspective around that, Sanjai, and whether you could also even maybe leverage some of the existing capabilities in StoneCastle, given that they do have some proprietary technologies.

Joshua Siegel:

Hey, this is Josh. I mean, one of the important things that—it was in the deck but we’ll talk to again, is, as part of transferring the platform, it’s not just, “Here are the keys, have a nice day.” We’re staying involved. We’re transferring that RAMPART platform that you’ve seen in the past over to ArrowMark, so they have 16 years of underwriting data, all of our files, rating methodologies, all of that. It’s really combining our staff here with their staff as a dedicated platform with a larger reach.

I’ll let, obviously, Sanjai talk to their credit process, and he runs an $8 billion credit book today. But when we were looking at potential suitors, we were really impressed with their approach, and we both like boring. Boring is good. We sort of joke about that, so there’s a lot of synergy. Of course, last quarter, I couldn’t mention how we sourced those two alternative capital securities, because we were obviously working on this, but as Sanjai said and I said in the call, these are very hard to source. Unless you can write a single check for $50 million or $100 million or $200 million, you just can’t play. They have the heft and pipeline for those kind of deals.

Sanjai, if you could talk about your credit process?

Sanjai Bhonsle:

Sure. Again, like I’ve mentioned initially, there’s a lot of overlapping qualities between the two institutions. Again, just worth mentioning that the credit quality of StoneCastle today is centered around delivering risk-adjusted returns—again, focused on capital preservation; very much a credit investment philosophy.

ArrowMark has a very similar approach to things. We believe in risk-first fundamental research. We have a very proven, disciplined investment approach—again, that’s also centered around capital preservation with delivering consistent risk-adjusted returns, so kind of the same philosophies across both platforms. You basically see the same investment—sorry, the risk profile of StoneCastle, or BANX, going forward, should be very similar to what you see today.

Devin Ryan:

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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StoneCastle Financial Corp. – ArrowMark Partners’ Agreement to Acquire, December 10, 2019

Okay, terrific. Appreciate the color, guys. Congratulations, again. Sanjai, look forward to working with you as well, and I’m sure we’ll catch up more soon. Thanks a lot, and I’ll get back in the queue.

Sanjai Bhonsle:

Same here, thank you.

Joshua Siegel:

Thanks.

Operator:

Our next question is from Chris O’Connell with KBW. Please proceed.

Christopher O’Connell:

Good evening, how are you guys?

Joshua Siegel:

Hey, good. How are you doing, Chris?

Christopher O’Connell:

Good, congratulations on the deal.

Joshua Siegel:

Thanks.

Christopher O’Connell:

I just wanted to start off, I guess, with exactly—you mentioned these are kind of big credits who take down—can be up to $50 million or so. In terms of how these credits—how will the decisions be made as to whether these investments are going through the BANX portfolio when they’re sourced, or whether they go into the ArrowMark Opportunity fund, which is, I think, in the deck, where it looks like they’ve been going into previously on the ArrowMark side.

Sanjai Bhonsle:

Yes. Hey, Chris, nice to meet you also, and thanks for that question. First and foremost, we take a pretty disciplined approach to managing capital and portfolio concentrations. Portfolio concentrations are very important to us. If an investment doesn’t exhibit a risk/return profile that we find appealing for a certain strategy, you should not expect us to invest in it, in that particular investment, just for the sake of diversification also.

Similarly, if you were to find opportunities to invest in assets that exhibit accretive risk and return profiles, then you will see us invest in that strategy.

Today, ArrowMark is a $20 billion firm. We manage everything from separate accounts to dedicated private funds, specifically as they also relate to the alternative capital, regulatory capital strategy. When you’re looking at—first of all, that gives the ability to write fairly big checks.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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StoneCastle Financial Corp. – ArrowMark Partners’ Agreement to Acquire, December 10, 2019

Then just from a general allocation perspective, it is based upon, does that risk fit a particular fund, number one; and number two, as you would see, we have a pretty detailed allocation policy at ArrowMark, and that’s what we follow.

Christopher O’Connell:

Got it. Great, thank you.

Sanjai Bhonsle:

It’s just worth saying, everything has to be fair and equitable, right?

Christopher O’Connell:

Yes. Just a couple of quick ones; so, what’s the difference, or, I guess, what’s the typical timeline from what’s entering your pipeline, in terms of the alternative capital securities, versus community bank investment? What’s the typical timeline for entering the pipeline, and then to fruition or into entering the portfolio for those types?

Then, will the focus continue to be on completely domestic, or will there be some diversification into international securities as well with this?

Sanjai Bhonsle:

Yes, Chris, good questions, but however, I believe that some questions I will probably have to answer after the close of the transaction, because we are kind of touching upon certain items that are not—it’s a disclosure issue, and are not part of the materials that we already put out last night. Hopefully, you can understand that, and we’re happy to discuss that post-transaction.

Christopher O’Connell:

Got it, not a problem. Just a couple more here; can you just walk us through the dynamics of the $0.10 expected special dividend for 2Q ’20 in terms of what securities—it seems like you probably have something in mind in terms of what securities are going to be sold, in terms of the lower-yielding securities. Is that going to be maybe the PFS (phon), EPS that’s on the books in order to fund the new assets purchased?

Patrick Farrell:

Sure, this is Pat, I’m going to take that one. First, Marquee Holdings is one of the securities, if you look at our portfolio at September 30, you may recall that that’s the entity that was set up way back when, over a year ago certainly, with regard to the Chicago Shore investment that we had on our books for a number of years. Chicago Shore had stopped making their dividend payments. It was, if you remember, the Chicago Shore investment was a cumulative compounding preferred, so that amount that they owed us was actually building up on their books and records. But because of accounting rules in GAAP, we could not pick that up on our book.

Just prior to that security, we had some sense that maybe that was going to be called, so at that time, the first marquee was set up, and as a result, when that was called, all that income and the principal amount went into first marquee.

You also may recall that we had discussed on previous calls where that amount was going to be paid out over time to StoneCastle Financial Corp., and that’s really the process that we’ve followed since then.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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StoneCastle Financial Corp. – ArrowMark Partners’ Agreement to Acquire, December 10, 2019

With regard to this transaction, what you mentioned, the special, as part of this transaction, we would be contemplating selling that security or redeeming it and getting out of that security, and all that cash would be coming back to StoneCastle Financial Corp.

Related to that is the balance of income that has not yet been distributed through StoneCastle Financial Corp. That amount is where this $0.10 would be coming from.

Christopher O’Connell:

Great, thank you.

Patrick Farrell:

I think we mentioned in here that that would be in a dividend to the shareholders.

Christopher O’Connell:

Yes. Then just finally, with this transition, are you exploring lowering the advisory fee at all, or any new fee structures with regards to the advisory agreement of the transaction?

Joshua Siegel:

This is Josh. Obviously we and ArrowMark went through a pretty extensive process with the Independent Directors of the Board, given that it’s materially a similar team, just with the addition of a lot of really fine talent from ArrowMark. Note the investment advisor’s agreement, as we’ve said on the call, is very materially the same, almost identical, and the Management teams are identical.

Christopher O’Connell:

Got it. That’s all I had, I’ll step back in the queue. Appreciate the time.

Joshua Siegel:

Of course, thanks.

Operator:

We have reached the end of our question-and-answer session. Now I would like to turn the call back over to Mr. Siegel and Mr. Bhonsle at this time.

Joshua Siegel:

Thanks, Operator. Again, thank you, everyone, for your continued support of StoneCastle Financial Corp. We look forward to speaking with you personally over the next weeks to provide more details of this transaction with the forthcoming proxy. Sanjai?

Sanjai Bhonsle:

Thanks, Josh. I too appreciate your support of the company. I’m very excited to be embarking on this new endeavor with StoneCastle Financial. I look forward to meeting the Company’s research analysts and shareholders and sharing StoneCastle-ArrowMark’s vision for the future.

Thank you and good night.

Operator:

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StoneCastle Financial Corp. – ArrowMark Partners’ Agreement to Acquire, December 10, 2019

Thank you. This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com